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                                                                   Exhibit 10.15


                             INFOSAFE SYSTEMS, INC.

                     Formation and Stock Purchase Agreement

AGREEMENT dated as of April 16, 1997, among Michael Cassidy ("MC"), Michele Golden ("MG"), (collectively sometimes "M&M"), and Infosafe Systems, Inc. ("IS"), a Delaware Corporation with offices at 342 Madison Avenue, New York, NY 10173 (each of the above sometimes a "Party" and collectively the "Parties").

M&M have developed a program for providing business-to-business electronic commerce services, and ancillary consulting and implementation services, primarily using the Internet, all as set out in the Strategic Plan dated January 1997 (Exhibit 1 a), "Quick Start Initiatives 1997" (Exhibit l(b)), and the memorandum of "Engineering Tasks and Sales" (Exhibit 1c) (all constituting the "Intended Activity") . IS wishes to participate in the Intended Activity and the Parties are therefore entering into this Formation and Stock Purchase Agreement.

1.       Formation of Internet Commerce Corporation.

         The parties will promptly cause a Delaware Corporation to be formed under the name Internet Commerce Corporation ("ICC"), with authorized capital of 10 million shares of Common Stock, par value $ .01 per share ("Shares") and 5 million shares of preferred stock, the terms and preferences to be fixed by the Directors at the time of issue ("Preferred"). The Articles of Incorporation and the Bylaws of ICC shall be in the forms attached as Exhibits 11(a) and 11(b) and are approved by all Parties. Promptly after its formation, ICC shall become a signatory and thus a Party to this Agreement.

2.       Purchase and Issuance of Shares.

         a) M&M will contribute and assign to ICC all their assets and business relating to the Intended Activity, including their rights under the Agreement of March 31, 1997, with the "Fieldman Group" (Exhibit III), and their rights to utilize the Business Plan of January 1997, particularly their rights to deal with certain customers named therein on a preferential basis and their rights to use of the name "Internet Commerce Corporation", and all their rights to ICC New York. In addition, M&M will contribute the sum of $1,000 to the capital of ICC. In consideration for their contributions, ICC will issue to MG 60,000 Shares, and to MC 40,000, all of which shall be fully paid and nonassessable.

         b) IS will subscribe to purchase 500,000 Shares for an aggregate consideration of $500,000, of which $ 100,000 will be paid simultaneously with the execution of Assignments and contribution of $1,000 by M&M under a) above. The balance will

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                  be represented by a non-interest bearing demand Note of IS which is expected to be paid from time to time by IS against the cash requirements of ICC, substantially in accordance with the EDI Fastart Operating Cash Budget attached as Exhibit IV, including payment of up to $6,000 for legal expenses of M&M in connection with the preparation for, and participation in the transactions contemplated by this Agreement and payment of an aggregate of $30,000 to Michael Fromer for introducing the Parties.

3.       Investment Intent and Share Certificates.

         The Parties each represent that it is purchasing the Shares for its own account and for investment purposes only. Each Party acknowledges that it may not sell or otherwise dispose of the Shares or any interest therein without registration under the Securities Act of 1933 or pursuant to an exemption therefrom and agrees that the certificates representing its Shares will bear an appropriate legend to the foregoing effect and that the Shares are subject to other voting and transfer restrictions under this Agreement.

4.        Other Financial Relationships between ICC and IS.

         a) Under a Cost-Sharing Convention to be entered into by ICC and IS, IS will provide logistic and administrative support, available "in house", to ICC at the rate of $24,000 per month, which will be accrued for six months as shown on Exhibit III and reviewed as to amount and method of payment at the end of that period. The initial $ 144,000 will not be paid until a Qualified Public Offering has been effected for ICC.

         b) ICC and IS will enter into a Tax Convention governing the allocation of tax responsibilities in light of the filing of consolidated tax returns while IS continues to own at least 80% of ICC. ICC will adopt the calendar year for tax purposes.

         c) The fiscal year of ICC will commence on August 1 of each year. ICC shall keep adequate records and books of account in accordance with GAAP consistently applied, reflecting all financial transactions of ICC and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

5.       ICC Stock Option Plan.

         a) The Parties will vote as shareholders for the adoption of an ICC Stock Option Plan, under which ICC will reserve a total of 350,000 Shares for issuance of options to officers, employees, directors and consultants as incentives to promote the interests and business of ICC. 75,000 of such Options will be reserved for IS personnel affiliated with ICC, and the M&M Directors will vote for the award of such Options as designated by IS. Option agreements will be in the same form

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                  as those issued under the IS Stock Option Plan, modified as appropriate by the vesting provisions of Sections 5 d and e below.

         b) Qualified Stock Options will he granted to MG for an aggregate amount of 120,000 Shares, exercisable while employed by ICC for six years at an option price of $1.10 per Share. Of these Options, 60,000 will be classified as A Options and 60,000 will be classified as B Options. For the purposes of this paragraph 5 b, "while employed" shall mean while MG is employed under the employment agreement referred to in Section 7b below, or any extension thereof, or, if not extended by ICC, so long as MG is ready, willing and able to perform the duties described in the employment agreement, on the same terms and conditions, month-to-month or for any given term, through April 15, 2003, as may be desired by ICC (except if employment is terminated prior to that date "for cause" as defined in the employment agreement, or if MG is in violation of Section 4 or 5 of that agreement). This provision does not create an obligation on the part of ICC to employ MG beyond the term of the employment agreement, and MG acknowledges that, if employment does not continue for any reason, the options may not be "qualified" for tax purposes at the time of exercise.

         c) Qualified Stock Options will be granted to MC for an aggregate amount of 80,000 Shares exercisable while employed by ICC for six years at an option price of $1.00 per Share. Of these Options, 40,000 will be classified as A Options and 40,000 will be classified as B Options. For the purposes of this paragraph 5 c, "while employed" shall mean while MC is employed under the employment agreement referred to in Section 7b below, or any extension thereof, or, if not extended by ICC, so long as MC is ready, willing and able to perform the duties described in the employment agreement, on the same terms and conditions, month-to-month or for any given term, through April 15, 2003, as may be desired by ICC (except if employment is terminated prior to that date "for cause" as defined in the employment agreement, or if MC is in violation of Section 4 or 5 of that agreement). This provision does not create an obligation on the part of ICC to employ MC beyond the term of the employment agreement, and MC acknowledges that, if employment does not continue for any reason, the options may not be "qualified" for tax purposes at the time of exercise.

         d) The 100,000 A Options will vest in two equal tranches; the first will vest provided that revenues of ICC are at least $ 10,000,000 in any of the first three fiscal years of ICC, commencing August 1,1997, and the second will vest, together with any shares of the first tranche not already vested, provided that revenues of LCC are at least $ 30,000,000 in any of the first five fiscal years of ICC.

                  (i) In order to establish reasonable control over costs associated with generating revenue for purposes of this provision, without the express written agreement of IS,

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                  monthly operating costs of ICC, excluding contract work for third parties will not exceed $100,000 per month, including the support referred to in 4 a) above, until third party funding of at least $1,000,000 has been obtained for ICC. All operating contracts and arrangements, other than contract work for third parties or as expressly approved by IS in writing, shall be reasonably calculated to provide gross profit margins of at least 50% and to achieve break-even cash flow within 150 days of their respective inception dates.

                  (ii) In addition to salaries to be provided under employment agreements described in Section 7b below, in the event of exercise of any of the A Options by the holders, ICC will pay such holder a bonus calculated to cover the "after-tax" cost of exercising any A options actually exercised.

         e) The B Options will also vest in two equal tranches; the first will vest provided that ICC has net income (determined in accordance with GAAP by the independent accountants of IS) of at least $4,000,000 in any of the first three fiscal years of ICC, and the second will vest together with any shares of the first tranche not already vested, provided that ICC has net income of at least $12,000,000 in any of the first five fiscal years of ICC.

6.       Anti-Dilution Assurance.

         The Parties will cooperate in an effort to arrange a minimum of $1,000,000 of third-party financing for ICC. IS agrees that, until a minimum of $1,000,000 has been contributed as additional capital to ICC, after the initial contribution by IS of $500,000 and the accrual of IS logistic support for six months, the aggregate of 100,000 Shares received by M&M at the time of ICC formation as provided for in this Agreement will not represent less than 10% of total capitalization of ICC, including any convertible securities to be considered for this purpose as if converted, but excluding Shares resulting from any exercise of Options granted under the ICC Stock Option Plan other than the A Options. Similarly, IS agrees that the aggregate of 100,000 A Options to be granted to M&M as provided in 5b and c above will not represent less than 10% of such capitalization. IS will take any and all necessary steps, including contribution of Shares owned by it, as may be necessary to carry out the provisions of this Section 6.

7.       Directors and Management.

         a) Until a public offering of securities of ICC having a gross offering price to the public of at least $5,000,000 has been consummated ("Qualified Public Offering"), so long as they retain ownership of at least 80% of their initially subscribed shares, namely 80,000 shares in the case of M&M and 400,000 shares in the case of IS, the Parties shall vote their shares to elect and maintain a Board of five directors, two of whom shall be nominated by M&M and three of whom shall be nominated by IS. A quorum of the Board shall consist of a majority of the directors in office and the Board shall act by majority

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                  vote of the whole Board, except that any majority must include a director nominated by M&M where the action to be taken involves: amendment of the Articles of Incorporation;
                  amendment of the Bylaws; amendment of the 1997 Stock Option Plan or adoption any other stock option plan or other equity incentive plan; merger or sale of ICC or substantially all its assets. Notwithstanding the above, the Parties shall continue to vote their Shares for Directors in the same manner so long as they retain ownership of 80% of their originally subscribed shares and M&M continue to be employed by ICC. The initial officers shall include: Arthur Medici - CEO and President,
                  Alan Alpern - CFO and Chief Legal Officer and Patrick Brosnan Controller.

         b) ICC will enter into employment agreements with Michele Golden, Michael Cassidy and David Hubbard in substantially the forms attached as Exhibits V a, b and c.

8.       Sale or Transfer of Shares-by Parties.

         Except for the transfer of an aggregate of 6,000 shares by M&M to Michael Fromer, or transfers to others already shareholders or to members of the immediate family of a Party, prior to a Qualified Public Offering a Party shall not sell or transfer, by gift or otherwise, all or any of their Shares except in compliance with the terms of this Agreement or by the laws of inheritance or descent.

         a) Notice of Proposed Transfer or Sale. If M&M or IS desires to sell or transfer any of their shares or any interest therein, voluntarily or by operation of law, that Party ("Offeror") shall deliver notice to ICC. The Notice must specify the proposed bona fide Transferee, the amount of shares, the consideration to be paid and any other material terms and conditions.

         b) Approval of Transferee. The Offer or must first obtain a written approval of the proposed Transferee from the Board of Directors of ICC, which approval must include the votes of a Director nominated by M&M. Approval shall not be unreasonably withheld or delayed and any denial of approval (within 30 days) shall be based on a good-faith determination by the Board that the proposed transferee is a competitor or is otherwise not a suitable investor in ICC.

         c) Right of First Refusal. From the date that approval has been obtained under b) above, the Offeror shall offer ICC and the other Parties a 30 day option to agree to acquire all the Shares offered, at the same price and on the same terms and conditions offered by the approved Transferee. Any agreement to acquire all the Shares offered must be consummated within thirty days of the agreement to acquire, or any longer period if one is specified for the approved Transferee. If the option is not exercised in whole by the offerees, pro rata or in some


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                  other proportions, then, for thirty days thereafter, the
                  Offeror may consummate the sale to the approved Transferee on the original terms and conditions. If the sale is not so consummated, then the proposed sale may not be consummated without renewed compliance with all provisions of this Section 8c.

         d) Market Strand-off. If required by the manager of underwriters effecting a first Qualified Public Offering for ICC, M&M will agree not to sell any Shares owned by them for the same period after the effective date of such an Offering as is agreed to by IS.

         e) Transferees are Parties. If a sale or transfer is consummated to any transferee under this section 8, the Transferee is deemed to have acquired the Shares subject to all terms and conditions of this Agreement and the Transferee shall execute an instrument satisfactory to ICC by which he assumes and agrees to be bound by all those terms and conditions.

         f) Change of Control. In the event that a third party unaffiliated with any of the Parties acquires the power to elect a majority of the directors of ICC within five years, then the A Options held by M&M shall immediately vest.

         g) Exchange of ICC for IS Shares. In the event that any of the A or B Options held by M&M vest within five years, and ICC does not effect a Qualified Public Offering within twelve months after such vesting, then M&M shall have the right to exchange their ICC Shares for shares of the Common Stock of IS. The exchange ratio shall be negotiated in good faith by the parties; if they are unable to reach agreement after 60 days, either IS or M&M may require that the issue of the exchange ratio to be determined on the basis of a fair market value be submitted in New York City to arbitration in accordance with the then obtaining rules of the American Arbitration Association.

9.       Representations and Warranties of M&M.

         M&M jointly and severally represent and warrant to IS that:

         a) They have full power to enter into this Agreement and the Employment Agreements attached as Exhibits V a and b, without violation of any prior agreement or commitments;

         b) The Agreement of March 31, 1997 (Exhibit III) among ICC (former), the Fieldman Group and M&M is valid, binding and in full force and effect;

         c) They have good title and the right to transfer to ICC the assets listed in Section 2a hereunder, free and clear of any encumbrances;



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         d)       The Documents constituting Exhibits I a, b and c represent the good faith ,best efforts description of the Intended Activity as M&M contemplate it to be conducted and of the business area in general. To their best knowledge, the Exhibits are factually accurate in all material respects. All projections contained in the Exhibits are reasonable and are based on all necessary material assumptions, each of which is reasonable and justifiable, and neither MG nor MC knows of any reason that any of them cannot be reasonably fulfilled; provided, however, that the foregoing does not constitute, and they disclaim, any promise or guaranty, as to the accuracy of any such projections or expectations.

         e) There are no claims, actions, suits, or other proceedings pending or to the best knowledge of M&M, threatened against or affecting, any of them which might reasonably be expected to adversely affect the conduct or results of the Intended Activity.

10.      Representations and Warranties of IS.

         IS represents and warrants to M&M that:

         a) IS is a corporation duly organized, validly existing and in good stranding under the laws of the State of Delaware and has all requisite corporate power to carry on its business and to own and operate its properties;

         b) When approved by its Board of Directors, IS will have full power to enter into, execute, deliver and perform this Agreement.

11.      Miscellaneous.

         a) Further Actions. Each Party shall from time to time take such actions (including, without limitation, voting their Shares, adoption of Articles of Incorporation and Bylaws and electing directors) and deliver such additional documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         b) Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes any existing agreements among them concerning the subject matter, and may be modified only by a written document duly executed by each Party.

Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, sent by telecopy or facsimile transmission (with receipt confirmed), or delivered against receipt to the Party to whom it is to be given at the address of such Party set forth below (or to such other address as the Party shall have furnished in writing to all other Parties):


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                  M&M;

                           C/O Michele Golden
                           945 Fifth Avenue
                           Apt. 12D
                           New York, NY 10021

                           C/O Michael Cassidy
                           71 Hillside Road
                           Cumberland, RI 02864

                  Infosafe Systems, Inc.
                  342 Madison Avenue, Suite 622
                  New York, NY 10173
                  Fax no: (212) 867-7200.

         d) Binding Effect and Benefit. The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         e) Severability and Governing Law. If any provision hereof is held invalid such invalidity shall not affect the other provisions that may be given effect without the invalid provision and, to this end, the provisions hereof shall be deemed severable. The Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the rules governing conflicts of law.

         f) Brokers and Finders. Each Party further represents and warrants to the others that, as a consequence of any action by the Party or any person affiliated with such Party, and except for a fee of $30,000 to be paid by ICC to Michael Fromer, and 6,000 Shares to be transferred to him by M&M, no broker, finder or other person is entitled to any finder's or brokerage fee or commission in connection with the transactions contemplated by this Agreement. Each Party agrees to indemnify and hold harmless each of the others from and against any claim arising by any breach of the aforesaid representation and warranty.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first written above.

INFOSAFE SYSTEMS, INC.

By:      /s/ Arthur Medici         /s/ Michele Golden      /s/ Michael Cassidy
         --------------------      -------------------     --------------------
         Arthur Medici,            Michele Golden          Michael Cassidy
         CEO & President

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CONFIRMED:
INTERNET COMMERCE CORPORATION


By:      /s/ Arthur Medici         /s/ Michele Golden      /s/ Michael Cassidy
         --------------------      -------------------     --------------------
         Arthur Medici,            Michele Golden          Michael Cassidy
         CEO & President

         Address:
         Internet Commerce Corporation
         342 Madison Ave.
         Suite 622
         New York, NY 10172




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